EXHIBIT 99.1

Contact:	David K. Johnson
Chief Executive Officer
360-475-9374

WSB Financial Group Announces Freeman Returns to Duties as CFO
Bremerton, WA — November 12, 2007 — WSB Financial Group (NASDAQ: WSFG), the parent company of Westsound Bank, today announced that Mark Freeman has returned to his duties as Chief Financial Officer, following a brief leave of absence.
“We are delighted that Mark is able to return to his duties and will be able to sign off on the financial statements for our third quarter regulatory filings,” said David K. Johnson, Chief Executive Officer. “In order to allow Mark the time he needs to fully review our results with our outside auditors, we are going to file a 5-day extension for filing the 10-Q with the Securities and Exchange Commission.”
“We are making good progress on our loan review and expect to be done this week. We plan to report our findings in our 10-Q,” said Johnson. “As always, our findings are subject to modification following final review by our regulators and auditors.”
ABOUT WSB FINANCIAL GROUP, INC.
WSB Financial Group, Inc., based out of Bremerton, Washington, is the holding company for Westsound Bank and Mortgage. The company was founded in 1999, and currently operates nine full service offices located within 6 contiguous counties within Western Washington. Our website is http://www.westsoundbank.com.
This news release contains “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, maintenance of the net interest margin, credit quality and loan losses, the efficiency ratio and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “should,” “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filing with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; and (5) success of the Company’s expansion efforts. WSB Financial Group, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.
NOTE: Transmitted on PrimeNewswire at 3:30 a.m. PST, on November 12, 2007.